EXHIBIT 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT: Stephen G. Rutledge Senior Vice President, CFO	RELEASE DATE: October 16, 2003
and Chief Investment Officer
(334) 288-3900

ALFA CORPORATION REPORTS THIRD QUARTER RESULTS

Montgomery, Alabama (October 16, 2003) — Alfa Corporation (Nasdaq/NM:ALFA) today announced financial results for the third quarter and nine months ended September 30, 2003. Operating income for the third quarter was $16,960,007, or $0.21 per diluted share, compared with operating income of $15,849,293, or $0.20 per diluted share for the third quarter of 2002, an increase of 5.7% on a per share basis. Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings. Net income, which includes net realized investment gains, was $18,781,056, or $0.23 per diluted share for the third quarter of 2003, compared with net income of $17,450,115 or $0.22 per diluted share for the same period in 2002, a per share increase of 6.3%. Premiums and policy charges for the third quarter of 2003 increased 7.0% to $132,337,421.

For the nine months ended September 30, 2003, operating income was $53,989,553 compared with operating income of $49,062,573 for the first nine months of 2002. On a per share basis, operating income increased 9.0% to $0.67 per diluted share for the nine-month period in 2003 compared with $0.62 per diluted share for the similar period in 2002. Net income, which includes net realized investment gains, was $56,698,505, or $0.71 per diluted share for the first nine months of 2003, compared with net income of $51,449,601, or $0.65 per diluted share for the same period in 2002, a per share increase of 9.1%. Premiums and policy charges for the first nine months of 2003 increased 7.3% to $391,370,170.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “Alfa Corporation has completed another successful quarter with property and casualty premiums increasing 7% and life premiums and policy charges increasing 8%. Our agency force continues to deliver solid top-line growth and our management team remains committed to delivering consistent operating performance.”

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 800-289-0493, or via links located on Alfa’s web site: www.alfains.com. A 30-day Internet play of the call will also be available from Alfa’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

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Alfa Corporation Reports Third Quarter Results

October 16, 2003

ALFA CORPORATION

Financial Highlights

(Unaudited)

	Nine Months Ended			Three Months Ended
	September 30,			September 30,
	2003	2002	Change	2003	2002	Change
Premiums and Policy Charges	$391,370,170	$364,728,375	7.30%	$132,337,421	$123,653,904	7.02%

Net Investment Income	63,794,337	65,929,435	(3.24%)	20,803,110	21,959,287	(5.27%)

Other Income	2,479,122	2,078,113	19.30%	1,128,926	916,983	23.11%

Total Revenues	457,643,629	432,735,923	5.76%	154,269,457	146,530,174	5.28%

Total Expenses	383,663,241	365,680,921	4.92%	131,326,874	125,063,799	5.01%

Income Before Provision for Income Taxes	73,980,388	67,055,002	10.33%	22,942,583	21,466,375	6.88%

Provision for Income Taxes	19,990,835	17,992,429	11.11%	5,982,576	5,617,082	6.51%

Operating Income*	53,989,553	49,062,573	10.04%	16,960,007	15,849,293	7.01%

Realized Investment Gains, Net of Tax	2,708,952	2,387,028	13.49%	1,821,049	1,600,822	13.76%

Net Income	$56,698,505	$51,449,601	10.20%	$18,781,056	$17,450,115	7.63%

Operating Income Per Share*
Basic	$0.68	$0.62	8.73%	$0.21	$0.20	5.52%

Diluted	$0.67	$0.62	8.99%	$0.21	$0.20	5.65%

Net Income Per Share
Basic	$0.71	$0.65	8.89%	$0.23	$0.22	6.13%

Diluted	$0.71	$0.65	9.15%	$0.23	$0.22	6.26%

Average Number of Shares Outstanding
Basic	79,645,126	78,697,826		79,991,986	78,875,959

Diluted	80,241,834	79,473,390		80,587,725	79,567,532

*	Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies—including political, economic, regulatory, climatic, competitive, legal, and technological—any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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